Exhibit 99.1

News Release

For more information, contact:
Teresa Paulsen	MEDIA
Vice President,
Communication & External Relations
ConAgra Foods, Inc. tel: 402-240-5210

Chris Klinefelter	ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc. tel: 402-240-4154 www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS SECOND-QUARTER COMPARABLE EPS AS PLANNED;

FISCAL 2015 EPS GUIDANCE AND DEBT REDUCTION GOAL REAFFIRMED;

CONSUMER AND COMMERCIAL FUNDAMENTALS IMPROVE;

PRIVATE BRANDS DECLINES, RECOGNIZES IMPAIRMENT

Fiscal 2015 Second-quarter Highlights (% cited vs. year-ago period amounts, where applicable):

•	Diluted EPS from continuing operations of $0.05 as reported, due to significant non-cash impairment charges, vs. diluted EPS of $0.48 a year ago. After adjusting for items impacting comparability, comparable diluted EPS of $0.61 this quarter was in line with plans and slightly below year-ago comparable EPS of $0.62.

•	Consumer Foods sales decreased 2%, with volume down 1%, largely as expected. Key brands are stabilizing as planned. Comparable segment operating profit increased.

•	Commercial Foods sales and comparable operating profit grew as the segment gained domestic share and benefitted from better potato crop quality.

•	Private Brands profits were substantially below year ago amounts, reflecting pricing concessions made last fiscal year which have not yet been lapped, weak volumes resulting from an intense bidding environment, and higher commodity costs.

•	Due to expectations for a continuation of soft volumes and difficult pricing conditions in the near term, the company now expects the recovery in this segment to take longer than originally planned. Fiscal 2015 full year comparable Private Brands segment operating profit is expected to be considerably below comparable fiscal 2014 amounts.

•	In connection with the revised outlook, the company recognized pre-tax impairment charges of approximately $247 million, writing down Private Brands goodwill and other intangible assets; this amount is identified as an item impacting comparability.

•	Based on executional improvements underway, Private Brands profits are expected to demonstrate strong comparable year-over-year growth in fiscal 2016; profit margins are expected to improve gradually thereafter.

•	The company continues to expect full-year diluted EPS to show a mid-single digit rate of growth over the comparable diluted EPS of $2.17 earned in fiscal 2014.

•	The company continues to expect to repay approximately $1 billion of debt this fiscal year, approximately $500 million of which was repaid earlier in the fiscal year; other capital allocation goals are also unchanged.

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OMAHA, Neb., Dec. 18, 2014 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today reported results for the fiscal 2015 second quarter ended Nov. 23, 2014. Diluted EPS from continuing operations was $0.05 as reported for the fiscal second quarter vs. $0.48 in the year-ago period. After adjusting for items impacting comparability, comparable diluted EPS was $0.61 this quarter and $0.62 in the year-ago period. Items impacting comparability are summarized toward the end of this release and reconciled for Regulation G purposes on page 11.

Gary Rodkin, ConAgra Foods’ chief executive officer, said, “We are pleased that the fundamentals in our Consumer Foods and Commercial Foods segments are improving. Key retail brands are strengthening, Lamb Weston is gaining domestic share and benefitting from a better quality potato crop, and we are generating COGS and SG&A efficiencies across our operations. EPS came in as planned this quarter; despite challenges in one of our segments, we have reaffirmed our full-year EPS guidance because we expect two of our segments to continue to deliver good performance, and for our whole organization to continue generating strong productivity and efficiencies.”

“Based on current executional challenges, we expect the recovery in the Private Brands segment to take longer than previously expected. Our team is highly focused on opportunities to drive improved execution in this segment over the next several quarters, and we expect these efforts to enable the segment to grow profits in fiscal 2016. We remain confident in the long-term potential for our Private Brands segment given the important role of these products to consumers and trade customers and our ability to utilize our infrastructure to add value for customers.”

Consumer Foods Segment

Branded food items sold worldwide in retail channels.

The Consumer Foods segment posted sales of approximately $2 billion and operating profit of $302 million, as reported. Sales declined 2%, with volume down 1% and price/mix down 1%; this was in line with expectations. Foreign exchange did not significantly impact the year-over-year sales comparison.

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CONAGRA FOODS

•	Brands posting sales growth for the quarter include ACT II, Chef Boyardee, Hebrew National, Marie Callender’s, PAM, Reddi-wip, Slim Jim, Swiss Miss and others. The company notes good performance in alternative channels given the focus on those opportunities this fiscal year.

•	The packaging, assortment, product, and merchandising initiatives designed to improve the performance of Chef Boyardee, Healthy Choice, and Orville Redenbacher’s, are making a positive difference; those brands are expected to continue to improve sequentially over the next several quarters.

•	Other brand details are provided in the written Q&A document accompanying this release.

Operating profit of $302 million was 6% above year-ago amounts as reported. After adjusting for $8 million of net expense in the current quarter and $4 million of net expense in the year-ago period from items impacting comparability, current quarter operating profit of $310 million increased 7% over comparable year-ago amounts. The comparable profit growth reflects lower advertising expense in light of stronger promotional support, as well as manageable inflation and good productivity and efficiencies.

Commercial Foods Segment

Specialty potato, seasonings, blends, flavors, and bakery products, as well as consumer branded and private branded packaged food items, sold to foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1.1 billion, up 2% over year-ago period amounts, and segment operating profit was $148 million, 16% above year-ago period amounts, as reported. After adjusting for $9 million of expense in the year-ago period from items impacting comparability, current quarter operating profit increased 8% on a comparable basis.

Sales and operating profits for Lamb Weston potato products increased, due to strong performance domestically, a better quality raw potato crop, and good operating efficiencies. Strong domestic performance this year more than offset weaker international sales and profits related to near-term challenges facing quick-serve restaurant customers in key Asian markets. Given the strength of its

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CONAGRA FOODS

domestic business, Lamb Weston expects overall profit growth this fiscal year, despite short-term challenges in some international markets and the negative impact of the ongoing longshoremen labor dispute. Profits for the rest of the Commercial Foods segment were in line with year-ago period amounts.

Private Brands

Private brand food items sold in domestic markets.

Sales for the Private Brands segment were $1.1 billion in the quarter, down 5% from year-ago amounts, driven by 6% lower volume. Overall volume declines for major product lines including snacks, cereal, pasta, condiments, and bakery more than offset some progress winning new business and gaining distribution in new accounts, notably in crackers.

The segment posted an operating loss of $202 million, as reported, due to impairing goodwill and other intangible assets. After adjusting for $251 million of net expense from items impacting comparability (approximately $247 million of which were impairment charges) in the current quarter, and $2 million of items impacting comparability in year-ago period amounts, comparable operating profit declined 46%. Pricing concessions made last fiscal year but not yet lapped drove a meaningful portion of the comparable profit decline, while lower volumes resulting from an intense bidding environment as well as higher commodity costs also weighed on profitability. Pricing initiatives underway should help pass on the higher commodity costs over time.

Given recent performance and the current outlook, the company expects year-over-year profit improvement for this segment to occur in fiscal 2016 instead of fiscal 2015, and now expects fiscal 2015 comparable operating profits for the Private Brands segment to be below those of fiscal 2014. The outlook reflects expectations for a continuation of an intense bidding environment, heavy discounting by branded manufacturers, and the corresponding negative impacts on volume, price/mix, and profits in the near term. Pricing initiatives are expected to lag input cost increases this fiscal year, which are expected to weigh on fiscal 2015 profitability but benefit fiscal 2016 profitability. The company believes that improved execution will bolster customer relationships, make for a more stable base of business, and strengthen results over time. Initiatives to improve execution and the speed of overall decision-making through simpler and more customer-focused processes, as well as better connectivity throughout the organization, are underway, but are not expected to begin to favorably impact business results until fiscal 2016.

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CONAGRA FOODS

Hedging Activities

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $25 million of unfavorable impact in the current quarter and $9 million of unfavorable impact in the year-ago period. The company identifies these amounts as items impacting comparability.

As part of its ongoing monitoring and review, the company recently determined that changes in correlations among commodities and certain of its index hedges, exacerbated by volatility, require the company to recognize changes in the fair value of such index hedges directly into segment results as part of the mark-to-market process. This contrasts with the current approach of temporarily classifying those amounts within unallocated Corporate results. Based on current positions, the company expects to recognize index hedge losses directly within segment results over the next few quarters. For other of its hedging activities, the company will continue with its current approach of temporarily classifying hedging results within unallocated Corporate expense prior to being recognized within segment results.

Other Items

•	Unallocated Corporate amounts were $92 million of expense in the current quarter and $97 million of expense in the year-ago period. Current-quarter amounts include $25 million of unfavorable hedge-related impact and $9 million of net expense from other items impacting comparability. Year-ago period amounts include $9 million of unfavorable hedge-related impact and $24 million of expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $58 million for the current quarter and $64 million in the year-ago period.

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CONAGRA FOODS

•	Equity method investment earnings were $34 million for the current quarter and $5 million in the year-ago period; the year-over-year increase mostly reflects the inclusion of profits for Ardent Mills (which are not in year-ago amounts).

•	Net interest expense was $79 million in the current quarter and $95 million in the year-ago period; the decrease reflects significant debt repayment.

Capital Items

•	The company continues to expect to repay approximately $1 billion of debt this fiscal year, resulting in a cumulative debt repayment of approximately $2 billion since the acquisition of Ralcorp. The company repaid approximately $500 million of this year’s $1 billion goal earlier this fiscal year. Other capital allocation goals are also unchanged.

•	Dividends were $106 million this quarter and in the year-ago period.

•	Share repurchases during the quarter were minimal.

•	For the current quarter, capital expenditures for property, plant and equipment were $90 million, compared with $171 million in the year-ago period. The decrease reflects several significant planned plant expansions and improvements in the year-ago period. Depreciation and amortization expense was approximately $150 million for the fiscal second quarter; this compares with a total of $138 million in the year-ago period.

Outlook

The company continues to expect fiscal 2015 diluted EPS, adjusted for items impacting comparability, to show a mid-single digit rate of growth over the comparable diluted EPS of $2.17 earned in fiscal 2014. For the full fiscal year, a continuation of good performance from Consumer Foods and Commercial Foods, as well as the benefit of productivity and efficiency initiatives, are expected to offset a profit decline in the Private Brands segment. The company continues to expect operating cash flow to be in the range of $1.6 billion-$1.7 billion, and to reduce debt by a total of $1 billion in fiscal 2015 ($500 million of which was repaid in the fiscal first quarter), thereby reaching its broader debt reduction goals for the fiscal 2013-2015 period.

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CONAGRA FOODS

Major Items Impacting Second-quarter Fiscal 2015 EPS Comparability

Included in the $0.05 diluted EPS from continuing operations for the second quarter of fiscal 2015 (EPS amounts rounded and after tax). These include references to selling, general, and administrative (SG&A) expense, and cost of goods sold (COGS):

•	Approximately $0.51 per diluted share of net expense, or $247 million pretax, related to the impairment of goodwill and other intangible assets in the Private Brands segment (all SG&A).

•	Approximately $0.04 per diluted share of net expense, or $25 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.03 per diluted share of net expense, or $21 million pretax, resulting from restructuring and integration costs. $9 million of this is classified as unallocated Corporate expense (SG&A), $8 million is classified within the Consumer Foods segment (all SG&A), and $5 million is classified within the Private Brands segment (all SG&A).

•	Approximately $0.02 per diluted share of net benefit from favorable adjustments to prior-year tax credits.

Included in the $0.48 diluted EPS from continuing operations for the second quarter of fiscal 2014 (EPS amounts rounded and after tax):

•	Approximately $0.04 per diluted share of net expense, or $29 million pretax, resulting from restructuring, integration, and transaction costs (including acquisition-related restructuring). $24 million of this is classified as unallocated Corporate expense (SG&A), $4 million is classified within the Consumer Foods segment (essentially all SG&A), and $2 million is classified within the Private Brands segment (essentially all SG&A).

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CONAGRA FOODS

•	Approximately $0.01 per diluted share of net expense, or $9 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.01 of net expense, or $9 million pretax, related to impairment of assets in the Commercial Foods segment, all SG&A.

•	Approximately $0.01 of net expense, or $3 million pretax, related to the re-measurement of pensions at an international potato venture, classified within equity method investment earnings.

•	Note: in the second quarter of fiscal 2014, comparable EPS included approximately $0.06 of net contribution from items previously classified within continuing operations (primarily profits from flour milling), which have been reclassified to discontinued operations, as well as rounding.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EST today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-554-1417 and 1-719-325-2492, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EST today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 7731178. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

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CONAGRA FOODS

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

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CONAGRA FOODS

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp and its ability to promptly and effectively integrate the business of Ralcorp; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing, including product innovation, any pricing actions and changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve operating efficiencies; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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CONAGRA FOODS

Regulation G Disclosure

Below is a reconciliation of Q2 FY15 and Q2 FY14 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, Commercial Foods segment operating profit, Private Brands segment operating profit, and FY14 diluted earnings per share from continuing operations, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q2 FY15 & Q2 FY14 Diluted EPS from Continuing Operations

	Q2 FY15	Q2 FY14	% change
Diluted EPS from continuing operations	$0.05	$0.48	-90%
Items impacting comparability:
Net expense related to impairment of goodwill and other intangible assets	0.51	—
Net expense related to unallocated mark-to-market impact of derivatives	0.04	0.01
Net expense related to restructuring, transaction, and integration costs	0.03	0.04
Net benefit related to unusual tax matters	(0.02)	—
Net expense related to impairment costs in the Commercial Foods segment	—	0.01
Net expense related to re-measurement of pensions at an international joint venture	—	0.01
Rounding	—	0.01

Diluted EPS from continuing operations, adjusted for items impacting comparability	$0.61	$0.56
Net EPS contribution previously within continuing operations and subsequently reclassified to discontinued operations:
From milling operations	—	0.05
Net expense related to transaction costs (associated with flour milling)	—	0.01

Diluted EPS adjusted for items impacting comparability	$0.61	$0.62	-2%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY15	Q2 FY14	% change
Consumer Foods Segment Operating Profit	$302	$286	6%
Restructuring, integration, and transactions costs	8	4

Consumer Foods Segment Adjusted Operating Profit	$310	$290	7%

Commercial Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY15	Q2 FY14	% change
Commercial Foods Segment Operating Profit	$148	$128	16%
Net expense related to impairment costs	—	9

Commercial Foods Segment Adjusted Operating Profit	$148	$137	8%

Private Brands Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY15	Q2 FY14	% change
Private Brands Segment Operating Profit	$(202)	$90	N/A
Restructuring, integration, and transactions costs	5	2
Impairment of goodwill and other intangible assets	$247	$—

Private Brands Segment Adjusted Operating Profit	$49	$92	-46%

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CONAGRA FOODS

FY14 Diluted EPS from Continuing Operations

Total FY14
Diluted EPS from continuing operations	$0.37
Items impacting comparability:
Net expense related to intangible asset impairment charges	1.46
Net expense related to restructuring, transaction, and integration costs	0.23
Net expense related to settlement of interest rate derivatives	0.08
Net expense related to impairment costs, net of gain on sale of non-operating asset, in the Commercial Foods segment	0.03
Net expense related to year-end remeasurement of pensions and early retirement of debt	0.01
Net benefit related to historical legal, insurance, and environmental matters	(0.02)
Net benefit related to unallocated mark-to-market impact of derivatives	(0.05)
Net benefit related to unusual tax matters	(0.16)

Diluted EPS from continuing operations, adjusted for items impacting comparability	$1.95
Net EPS contribution previously within continuing operations and subsequently reclassified to discontinued operations:
From milling operations	0.32
Net expense related to transaction costs (associated with flour milling)	0.02
From other divested businesses	0.01
Net benefit related to sale of flour mills	(0.13)

Diluted EPS adjusted for items impacting comparability	$2.17

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	SECOND QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	November 23, 2014	November 24, 2013	Percent Change
SALES
Consumer Foods	$1,977.2	$2,016.3	(1.9)%
Commercial Foods	1,120.8	1,099.8	1.9%
Private Brands	1,052.0	1,105.0	(4.8)%

Total	4,150.0	4,221.1	(1.7)%

OPERATING PROFIT
Consumer Foods	$301.7	$285.9	5.5%
Commercial Foods	148.1	127.7	16.0%
Private Brands	(202.3)	89.8	N/A

Total operating profit for segments	247.5	503.4	(50.8)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(91.6)	(96.7)	(5.3)%
Interest expense, net	(79.3)	(95.5)	(17.0)%

Income from continuing operations before income taxes and equity method investment earnings	$76.6	$311.2	(75.4)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	SECOND QUARTER
	Twenty-six weeks ended	Twenty-six weeks ended
	November 23, 2014	November 24, 2013	Percent Change
SALES
Consumer Foods	$3,609.5	$3,665.7	(1.5)%
Commercial Foods	2,209.1	2,168.7	1.9%
Private Brands	2,032.4	2,102.5	(3.3)%

Total	7,851.0	7,936.9	(1.1)%

OPERATING PROFIT
Consumer Foods	$491.7	$450.9	9.0%
Commercial Foods	269.2	264.8	1.7%
Private Brands	(160.4)	155.3	N/A

Total operating profit for segments	600.5	871.0	(31.1)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(232.8)	(210.3)	10.7%
Interest expense, net	(163.0)	(191.3)	(14.8)%

Income from continuing operations before income taxes and equity method investment earnings	$204.7	$469.4	(56.4)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	SECOND QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	November 23, 2014	November 24, 2013	Percent Change
Net sales	$4,150.0	$4,221.1	(1.7)%
Costs and expenses:
Cost of goods sold	3,261.5	3,261.3	—%
Selling, general and administrative expenses	732.6	553.1	32.5%
Interest expense, net	79.3	95.5	(17.0)%

Income from continuing operations before income taxes and equity method investment earnings	76.6	311.2	(75.4)%

Income tax expense	84.0	106.0	(20.8)%
Equity method investment earnings	34.0	5.2	553.8%

Income from continuing operations	26.6	210.4	(87.4)%
Income (loss) from discontinued operations, net of tax	(10.7)	42.0	N/A

Net income	$15.9	$252.4	(93.7)%

Less: Net income attributable to noncontrolling interests	5.9	3.7	59.5%

Net income attributable to ConAgra Foods, Inc.	$10.0	$248.7	(96.0)%

Earnings per share - basic

Income from continuing operations	$0.05	$0.49	(89.8)%
Income (loss) from discontinued operations	(0.03)	0.10	N/A

Net income attributable to ConAgra Foods, Inc.	$0.02	$0.59	(96.6)%

Weighted average share outstanding	425.7	421.1	1.1%

Earnings per share - diluted

Income from continuing operations	$0.05	$0.48	(89.6)%
Income (loss) from discontinued operations	(0.03)	0.10	N/A

Net income attributable to ConAgra Foods, Inc.	$0.02	$0.58	(96.6)%

Weighted average share and share equivalents outstanding	430.8	427.0	0.9%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

(in millions)

(unaudited)

	SECOND QUARTER
	Twenty-six weeks ended	Twenty-six weeks ended
	November 23, 2014	November 24, 2013	Percent Change
Net sales	$7,851.0	$7,936.9	(1.1)%
Costs and expenses:
Cost of goods sold	6,258.7	6,185.0	1.2%
Selling, general and administrative expenses	1,224.6	1,091.2	12.2%
Interest expense, net	163.0	191.3	(14.8)%

Income from continuing operations before income taxes and equity method investment earnings	204.7	469.4	(56.4)%

Income tax expense	126.5	134.9	(6.2)%
Equity method investment earnings	59.6	9.3	540.9%

Income from continuing operations	137.8	343.8	(59.9)%
Income from discontinued operations, net of tax	362.6	55.8	549.8%

Net income	$500.4	$399.6	25.2%

Less: Net income attributable to noncontrolling interests	8.1	6.6	22.7%

Net income attributable to ConAgra Foods, Inc.	$492.3	$393.0	25.3%

Earnings per share - basic

Income from continuing operations	$0.30	$0.80	(62.5)%
Income from discontinued operations	0.86	0.13	561.5%

Net income attributable to ConAgra Foods, Inc.	$1.16	$0.93	24.7%

Weighted average share outstanding	424.8	421.0	0.9%

Earnings per share - diluted

Income from continuing operations	$0.30	$0.79	(62.0)%
Income from discontinued operations	0.84	0.13	546.2%

Net income attributable to ConAgra Foods, Inc.	$1.14	$0.92	23.9%

Weighted average share and share equivalents outstanding	430.0	427.5	0.6%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheet

(in millions)

(unaudited)

	November 23, 2014	May 25, 2014
ASSETS
Current assets
Cash and cash equivalents	$121.9	$141.3
Receivables, less allowance for doubtful accounts of $4.9 and $4.0	1,201.1	1,058.4
Inventories	2,532.9	2,077.0
Prepaid expenses and other current assets	260.2	322.4
Current assets held for sale	—	631.7

Total current assets	4,116.1	4,230.8
Property, plant and equipment, net	3,635.4	3,636.0
Goodwill	7,616.8	7,828.5
Brands, trademarks and other intangibles, net	3,114.9	3,204.9
Other assets	1,007.6	267.3
Noncurrent assets held for sale	10.9	198.9

	$19,501.7	$19,366.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$550.7	$141.8
Current installments of long-term debt	258.9	84.1
Accounts payable	1,643.4	1,349.3
Accrued payroll	185.5	154.3
Other accrued liabilities	766.8	748.1
Current liabilities held for sale	—	164.8

Total current liabilities	3,405.3	2,642.4
Senior long-term debt, excluding current installments	7,473.1	8,571.5
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,772.3	2,599.4
Noncurrent liabilities held for sale	—	2.0
Total stockholders’ equity	5,655.1	5,355.2

	$19,501.7	$19,366.4

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CONAGRA FOODS

ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twenty-six weeks ended
	November 23, 2014	November 24, 2013
Cash flows from operating activities:
Net income	$500.4	$399.6
Income from discontinued operations	362.6	55.8

Income from continuing operations	137.8	343.8
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	297.8	277.8
Asset impairment charges	250.4	14.8
Earnings of affiliates less than (in excess of) distributions	(52.4)	1.4
Share-based payments expense	35.0	31.8
Contributions to pension plans	(6.4)	(10.1)
Pension expense	(7.2)	(4.5)
Other items	18.9	(5.5)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	(137.7)	(139.7)
Inventory	(451.2)	(364.6)
Deferred income taxes and income taxes payable, net	(20.5)	106.0
Prepaid expenses and other current assets	33.1	53.2
Accounts payable	291.7	286.8
Accrued payroll	37.8	(100.4)
Other accrued liabilities	(16.5)	50.5

Net cash flows from operating activities — continuing operations	410.6	541.3
Net cash flows from operating activities — discontinued operations	7.1	41.4

Net cash flows from operating activities	417.7	582.7

Cash flows from investing activities:
Additions to property, plant and equipment	(202.1)	(342.5)
Sale of property, plant and equipment	4.7	12.1
Purchase of business, net of cash acquired	(75.4)	(39.6)
Return of investment in equity method investee	391.4	—

Net cash flows from investing activities — continuing operations	118.6	(370.0)
Net cash flows from investing activities — discontinued operations	114.0	38.0

Net cash flows from investing activities	232.6	(332.0)

Cash flows from financing activities:
Net short-term borrowings	392.8	48.7
Issuance of long-term debt	550.0	—
Repayment of long-term debt	(1,489.4)	(50.7)
Repurchase of ConAgra Foods, Inc. common shares	—	(100.0)
Cash dividends paid	(211.7)	(210.4)
Exercise of stock options and issuance of other stock awards	55.2	70.3
Other items	(6.9)	0.8

Net cash flows from financing activities:	(710.0)	(241.3)

Effect of exchange rate changes on cash and cash equivalents	(1.5)	(0.6)
Net change in cash and cash equivalents	(61.2)	8.8
Discontinued operations cash activity included above:
Add: Cash balance included in assets held for sale at beginning of period	41.8	33.0
Less: Cash balance included in assets held for sale at end of period	—	24.6
Cash and cash equivalents at beginning of period	141.3	150.9

Cash and cash equivalents at end of period	$121.9	$168.1

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